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                                                                 EXHIBIT (a)(13)


TOKYO, JAPAN AND ATLANTA, GA, U.S.A., January 19, 2001 - Ricoh Company, Ltd. (TSE: 7752) and Lanier Worldwide, Inc. (NYSE: LR) announced today that the Superintendent of Commerce of The Republic of Colombia has issued its authorization to the pending acquisition of Lanier Worldwide by Ricoh. As previously announced, Ricoh commenced a cash tender offer of $3.00 per share for any and all shares of Lanier Worldwide, Inc. common stock on December 8, 2000. The receipt of the authorization from The Republic of Colombia satisfies one of the conditions to the tender offer. The tender offer is scheduled to expire at midnight, New York City time, on January 24, 2001, unless the tender offer is extended.

         Mellon Investor Services, L.L.C. is the Depositary for the tender offer. MacKenzie Partners, Inc. is the Information Agent, and Wasserstein Perella & Co., Inc. is the Dealer Manager. Additional copies of the offer to purchase and all other tender offer materials may be obtained from MacKenzie Partners at 1-800-322-2885. Shareholders may also contact their brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the tender offer.

         Lanier stockholders are advised to read Ricoh's tender offer statement (including the offer to purchase, letter of transmittal, and related tender offer documents) regarding its acquisition of Lanier, which has been sent to Lanier stockholders and filed with the SEC, and the related solicitation/recommendation statement which has been sent to Lanier stockholders and filed with the SEC. The tender offer statement and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. These documents are available to all stockholders of Lanier at no expense to them. These documents are also available at no charge on the SEC's web site, WWW.SEC.GOV.

CONTACT:   RICOH COMPANY, LTD.            LANIER WORLDWIDE, INC.
           Takanobu Matsunami             Brad Nelson
           (+81-3) 5411-4511              (770) 621-1076
                                          bnelson@lanier.com


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